Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Announces New $100+ Million Construction Loan

Facility with Generate Capital

DANBURY, CT -- December 26, 2018- - FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today announced the signing of a project finance facility with a recognized leader in sustainable infrastructure investing, Generate Capital. The facility will be used by FuelCell Energy to finance the construction, installation and commissioning of the Company’s current and future project backlog and awards.

Under the terms of the agreement, FuelCell Energy will submit projects to Generate Capital over a 36-month period. Once an individual project is funded, the construction loan will remain outstanding until the project becomes commercially operational. The facility structure provides for aggregate principal commitments up to $100 million, with accordion features enabling expansions up to $300 million, if certain performance criteria are met, subject to funding availability.

The initial draw amount under this facility, funded at closing, is $10 million. The initial draw reflects loan advances for the first approved project under the facility, the Bolthouse Farms five-megawatt project in California. Additional drawdowns are expected to take place as FuelCell Energy completes certain project milestones. The Company expects to use this project finance facility to fund the construction of its utility-scale backlog, including the three projects totaling 39.8 MW with PSEG Long Island (LIPA) and the two projects awarded pursuant to the Connecticut DEEP RFP, totaling 22.2 MW.

“We are pleased to announce the closure of this project finance facility. This facility establishes a clear pathway to execute and build out our project backlog,” commented Chip Bottone, FuelCell Energy’s President and Chief Executive Officer. “Importantly, this facility can be used for multiple projects, streamlining the time-consuming process of financing and asset deployment. With available capital for much of our backlog now put in place, we can concentrate on project execution and implementation of our growth strategy for our fuel cell solutions.”

Jigar Shah, President and Co-Founder of Generate Capital said, “We are excited to be able to work with FuelCell Energy as they undertake the deployment of their megawatt-scale clean distributed energy solutions. Our unique approach to partnering and financing distributed energy infrastructure is perfect for innovative companies like FuelCell Energy, who need to find capital partners that understand and support their pathway to success”

FuelCell Energy and Generate Capital will work collaboratively to source additional capital for long-term ownership upon achievement of commercial operations. The long-duration of project cash flows, high-quality nature of utility off-takers, and the continuous generation profile of the projects make them attractive to all project stakeholders – including customers and investors.

Forward Looking Statement

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy. We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage. With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions. Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact: FuelCell Energy 203.205.2491 ir@fce.com Source: FuelCell Energy

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